Elicio Therapeutics Reports Third Quarter 2026 Financial Results and Provides Business Update • AMPLIFY-7P Phase 2 pre-specified analyses demonstrate substantial reductions in risk of recurrence or death in ctDNA negative patients and patients without prior radiation, enabling a targeted Phase 3 strategy in adjuvant PDAC; findings presented at ESMO Congress 2026 and published in Nature Medicine • Phase 2 AMPLIFY-7P findings to be highlighted in a plenary oral presentation and a late breaking poster at SITC 2026, while promising preclinical AMP-CpG (ELI-004) data demonstrating up to 100% complete tumor responses in animal models will be featured in a poster presentation • Phase 1 study evaluating camupepimut in combination with daraxonrasib, with or without nivolumab, in metastatic pancreatic cancer targeted to initiate in Q4 2026 BOSTON, November 5, 2026 — Elicio Therapeutics, Inc. (Nasdaq: ELTX, “Elicio” or the “Company”), a clinical-stage biotechnology company developing next-generation immunotherapies for KRAS-driven cancers, today reported financial results for the quarter ended September 30, 2026, and provided recent corporate and clinical updates. “We are excited by the new Phase 2 AMPLIFY-7P findings in adjuvant PDAC, which provide encouraging direction and important insights as we advance camupepimut toward late- stage development and refine our Phase 3 strategy in adjuvant PDAC,” said Robert Connelly, President and Chief Executive Officer of Elicio. “The 49% lower risk of disease recurrence or death among patients with undetectable ctDNA at baseline, alongside a 43% reduction in risk among ctDNA-positive patients, reinforces the encouraging clinical activity observed across both subgroups. These findings provide compelling signals that will help guide patient stratification and dosing in the planned Phase 3 adjuvant study. We are also enthusiastic about the opportunity to combine camupepimut’s potent KRAS- specific immune activation together with direct RAS inhibition in a planned Phase 1 study in metastatic PDAC, evaluating camupepimut with daraxonrasib, with or without nivolumab. Together, these efforts underscore camupepimut’s therapeutic potential across the pancreatic cancer treatment continuum, where substantial unmet medical needs remain.” Recent Highlights Phase 2 AMPLIFY-7P Results Inform Planned Phase 3 Development in Adjuvant PDAC • Elicio presented new pre-specified analyses from the randomized Phase 2 AMPLIFY- 7P trial in resected pancreatic ductal adenocarcinoma (“PDAC”) as a late-breaking

Proffered Paper oral presentation at ESMO Congress 2026. Analyses demonstrated a 49% reduction in the risk of disease recurrence or death in ctDNA-negative patients, a 43% reduction of risk in ctDNA-positive patients, and a 41% reduction in patients without prior radiation. • Although AMPLIFY-7P did not meet its primary disease-free survival (“DFS”) endpoint in the intent-to-treat population, a supportive multivariable analysis adjusting for baseline prognostic imbalances estimated a 53% reduction in the hazard of recurrence or death (HR 0.47; p=0.0086). • Peer-reviewed Phase 2 findings published in Nature Medicine further characterize camupepimut's clinical activity and mutant KRAS-specific immune responses. Collectively, these findings inform patient stratification and dosing considerations for the planned Phase 3 study. Additional Clinical and Preclinical Data at SITC 2026 • Additional Phase 2 AMPLIFY-7P clinical and translational findings will be presented by Elicio in plenary oral and late-breaking poster presentations at SITC 2026. • New preclinical data will also be presented which evaluates intratumoral AMP-CpG and shows complete tumor responses in 50% of treated animals in head and neck cancer models and 100% of treated animals in melanoma models, supporting further investigation of the AMP platform in combination with checkpoint inhibition. Advancing Camupepimut Combination Strategies in Metastatic and Neoadjuvant PDAC • Previously reported three complete radiographic (RECIST) and metabolic (PERCIST) responses in three patients with metastatic PDAC following camupepimut and subsequent nivolumab-based therapy provide support for combination approaches involving direct RAS inhibition and mutant KRAS-specific immune activation. • Elicio is targeting a Q4 2026 initiation of a Phase 1 study evaluating camupepimut with daraxonrasib, with or without nivolumab, in metastatic KRAS-mutated PDAC. The study will explore the complementary potential of direct RAS inhibition, KRAS- specific immune activation and checkpoint blockade. • An investigator-initiated Phase 1 neoadjuvant study evaluating camupepimut with chemotherapy and anti-PD-1 therapy in resectable and borderline resectable PDAC is ongoing. The multicenter study is led by Memorial Sloan Kettering Cancer Center and funded through a strategic partnership between The Lustgarten Foundation and Break Through Cancer.

Third Quarter 2026 Financial Results R&D expense for the third quarter of 2026 was $4.9 million, compared to $5.0 million for the third quarter of 2025. The decrease of $0.1 million was primarily due to lower clinical trial costs as the Phase 2 study of camupepimut continues and the patients moved out of the active dosing phase and into the follow-up phase of the trial, partially offset by increased personnel costs. G&A expense for the third quarter of 2026 was $3.6 million, compared to $3.0 million for the third quarter of 2025. The increase of $0.6 million was primarily due to increased personnel costs and an increase in professional fees. Net loss for the third quarter of 2026 was $8.0 million, compared to $10.1 million for the third quarter of 2025. Net loss per share for the third quarter of 2026 was $0.30, compared to $0.60 for the third quarter of 2025. Cash and cash equivalents were $30.9 million as of September 30, 2026. The Company raised net proceeds of $4.3 million in the third quarter of 2026, for aggregate net proceeds of approximately $28.6 million year to date, through its established at-the- market program. In July 2026, the Company raised aggregate net proceeds of approximately $13.6 million in a registered direct offering after deducting the placement agents’ fees and related offering expenses. The Company expects that its current cash and cash equivalents will support operations into the second quarter of 2027.

2026 2025 Operating expenses: Research and development $ 4,889 $ 5,039 General and administrative 3,563 3,006 Total operating expenses 8,452 8,045 Loss from operations (8,452) (8,045) Total other income (expense), net 528 (2,038) Income tax expense (55) - Net loss (7,979) (10,083) Other comprehensive income: Foreign currency translation adjustment (1) 39 Comprehensive loss $ (7,980) $ (10,044) Net loss per common share, basic and diluted $ (0.30) $ (0.60) Weighted average common shares and pre-funded warrants outstanding, basic and diluted 26,291,534 16,692,476 Condensed Consolidated Statements of Operations and Comprehensive Loss (in thousands, except share and per share amounts) (unaudited) Three Months Ended September 30, ELICIO THERAPEUTICS, INC.

ELICIO THERAPEUTICS, INC.

Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30, 2026		December 31, 2025	
Assets				
Cash and cash equivalents	$	30,900	$	18,563
Other current assets		3,135		748
Total current assets		34,035		19,311
Other assets		5,561		6,551
Total assets	**$**	**39,596**	**$**	**25,862**
Liabilities and stockholders' equity				
Current liabilities	$	9,930	$	8,110
Long-term liabilities		10,815		16,116
Total liabilities		20,745		24,226
Total stockholders' equity		18,851		1,636
Total liabilities and stockholders' equity	**$**	**39,596**	**$**	**25,862**

About camupepimut (ELI-002 7P)

Camupepimut is an investigational, off-the-shelf immunotherapy designed to generate immune responses against seven of the most common KRAS mutations. Camupepimut utilizes Elicio's proprietary Amphiphile ("AMP") technology to target mutant KRAS peptide antigens and an immune-stimulatory adjuvant directly to the lymph nodes, where adaptive immune responses are orchestrated.

About ELI-004

ELI-004 is a structurally novel, investigational AMP-modified immune-stimulatory CpG oligonucleotide. CpG oligonucleotide sequences are potent stimulators of TLR-9 which induce activation of innate immune cells, and production of supportive inflammatory effector molecules critical for enhancing innate and adaptive immunity. AMP-modification of CpG oligonucleotides promotes several mechanisms which may enhance tumor-directed immune responses: as an adjuvant administered with an antigen to the peripheral tissue, association with tissue albumin promotes delivery from the injection site to the lymph nodes where targeted uptake can enhance action on key immune cells which promote anti-tumor activity; following local injection into a solid tumor, AMP-mediated retention of CpG sequences concentrates immune activation within the target tumor, likely restricting systemic dissemination to irrelevant or toxicity-inducing sites throughout the body. About Elicio Therapeutics Elicio Therapeutics, Inc. (Nasdaq: ELTX) is a clinical-stage biotechnology company advancing next-generation immunotherapies for the treatment of KRAS-driven cancers, including mKRAS-positive pancreatic and colorectal cancers. Elicio intends to build on recent clinical findings in the personalized cancer immunotherapy space to develop effective, off-the-shelf immunotherapies. Elicio’s AMP technology aims to enhance the education, activation and amplification of cancer-specific T cells relative to conventional immunotherapy strategies, with the goal of promoting durable cancer immunosurveillance in patients. Elicio’s camupepimut lead program is an off-the-shelf immunotherapy candidate targeting the most common KRAS mutations, which drive approximately 25% of all solid tumors. Off-the-shelf immunotherapy approaches have the potential benefits of low cost, rapid, commercial-scale manufacturing and rapid availability of drug to patients, especially in neoadjuvant settings and for prophylaxis in high-risk patients, contrary to personalized immunotherapy approaches. Elicio’s pipeline includes additional off-the-shelf therapeutic cancer immunotherapy candidates, including ELI-007 and ELI-008, which target BRAF-driven cancers and p53 hotspot mutations, respectively. For more information, please visit www.elicio.com. About the Amphiphile Platform Elicio’s proprietary AMP platform delivers investigational immunotherapeutics directly to the “brain center” of the immune system – the lymph nodes. Elicio believes this site- specific delivery of disease-specific antigens, adjuvants and other immunomodulators may efficiently educate, activate and amplify critical immune cells, potentially resulting in induction and persistence of potent adaptive immunity required to treat many diseases. In pre-clinical models, Elicio observed lymph node-specific engagement driving therapeutic immune responses of increased magnitude, function and durability. Elicio believes its AMP lymph node-targeted approach will produce superior clinical benefits compared to immunotherapies that do not engage the lymph nodes based on preclinical studies. Elicio’s AMP platform, originally developed at the Massachusetts Institute of Technology, has broad potential in the cancer space to advance a number of development initiatives through internal activities, in-licensing arrangements or development collaborations and partnerships. The AMP platform has been shown to deliver immunotherapeutics directly to the lymph nodes by latching on to the protein albumin, found in the local injection site, as it travels to lymphatic tissue. Cautionary Note on Forward-Looking Statements Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These include statements regarding the sufficiency of Elicio’s current cash and cash equivalents to support planned operations into the second quarter of 2027; Elicio’s planned and ongoing clinical programs, including the timing and outcome of planned clinical trials, including the planned Phase 1 metastatic PDAC study evaluating camupepimut with daraxonrasib, with or without nivolumab, with initiation targeted for the fourth quarter of 2026; the potential validation of the combination in a Phase 1 study; the potential of Elicio’s product candidates, including the potential of camupepimut; the potential for the pre-specified analyses from the AMPLIFY-7P trial to inform Elicio’s Phase 3 strategy in adjuvant PDAC; the potential for future expansion of ELI- 002 to other indications, including other mKRAS positive cancers; the potential benefits and effectiveness of off-the-shelf immunotherapy approaches; the potential participation and presentation at upcoming conferences and medical meetings; and other statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future and, therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Elicio undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. Elicio uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. Such forward-looking statements are based on our expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors, including, but not limited to, Elicio’s plans to develop and commercialize its product candidates, including camupepimut; the timing of initiation of Elicio’s planned clinical trials; the timing of the availability of data from Elicio’s clinical trials; the timing of any planned investigational new drug application or new drug application; Elicio’s plans to research, develop and commercialize its current and future product candidates; and Elicio’s estimates regarding future revenue, expenses, capital requirements and need for additional financing. New factors emerge from time to time, and it is not possible for Elicio to predict all such factors, nor can Elicio assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks are more fully discussed under the heading “Risk Factors” in Elicio’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 12, 2026, as amended on April 29, 2026, Elicio’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 11, 2026, and Elicio’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the SEC on August 13, 2026, as updated by subsequent reports and other documents filed from time to time with the SEC. Forward- looking statements included in this release are based on information available to Elicio as of the date of this release. Elicio does not undertake any obligation to update such forward- looking statements to reflect events or circumstances after the date of this release, except to the extent required by law. Elicio Investor Relations Contact Brian Ritchie LifeSci Advisors (212) 915-2578 britchie@lifesciadvisors.com